Exhibit 99.1

Fellow Shareholders,	April 30, 2026
We delivered an outstanding first quarter. Platform revenue grew 28% year over year (YoY), driven by strength in Advertising and Subscriptions – two operating segments we have begun breaking out separately to give investors greater visibility into our business. We continued to increase profitability, generating Net Income of $86 million, Adjusted EBITDA of $148 million, up 165% YoY, and an all-time high of Free Cash Flow (TTM). We also repurchased $100 million of shares in Q1, for a total of $250 million since Q3, under our $400 million stock repurchase program. These results affirm our path to sustaining double-digit Platform revenue growth, expanding margins, and growing our north star metric of Free Cash Flow per share.
First Quarter 2026 Key Results
•Total net revenue was $1.25 billion, up 22% YoY
•Platform revenue was $1.13 billion, up 28% YoY
•Total gross profit was $565 million, up 27% YoY
•Streaming Hours were 38.7 billion, up 8% YoY
•The Roku Channel was the #2 app on our platform by engagement in the U.S.
•Disaggregated Platform into two operating segments, Advertising and Subscriptions

Summary Financials ($ in millions)	Q1 25	Q2 25	Q3 25	Q4 25	Q1 26	YoY %
Advertising	$482.8	$539.1	$591.2	$714.7	$612.7	27%
Subscriptions	398.0	436.4	473.4	509.3	518.5	30%
*Platform revenue	880.8	975.5	1,064.6	1,224.0	1,131.2	28%
Devices revenue	139.9	135.6	146.0	170.9	117.6	(16)%
Total net revenue	1,020.7	1,111.0	1,210.6	1,394.9	1,248.9	22%
Advertising	270.4	301.6	345.5	428.2	371.0	37%
Subscriptions	193.9	196.0	202.3	218.4	213.1	10%
Platform gross profit	464.3	497.7	547.8	646.7	584.1	26%
Devices gross profit (loss)	(19.3)	0.0	(22.9)	(39.9)	(19.1)	1%
Total gross profit	445.0	497.7	524.9	606.8	564.9	27%
Advertising gross margin %	56.0%	56.0%	58.4%	59.9%	60.5%	4.5	pts
Subscriptions gross margin %	48.7%	44.9%	42.7%	42.9%	41.1%	(7.6)	pts
Platform gross margin %	52.7%	51.0%	51.5%	52.8%	51.6%	(1.1)	pts
Devices gross margin %	(13.8)%	0.0%	(15.7)%	(23.3)%	(16.3)%	(2.5)	pts
Total gross margin %	43.6%	44.8%	43.4%	43.5%	45.2%	1.6	pts
Research and development	184.6	178.0	182.2	184.6	189.5	3%
Sales and marketing	223.7	243.3	242.1	255.3	221.2	(1)%
General and administrative	94.5	99.7	91.1	100.9	102.5	8%
Total operating expenses	502.8	521.0	515.4	540.8	513.2	2%
Income (loss) from operations	(57.7)	(23.3)	9.5	66.0	51.8	nm
Net income (loss)	(27.4)	10.5	24.8	80.5	85.7	nm
*Adjusted EBITDA A	56.0	78.2	116.9	169.4	148.4	165%
Adjusted EBITDA margin %	5.5%	7.0%	9.7%	12.1%	11.9%	6.4	pts
Cash flow from operations (TTM)	310.1	396.4	455.4	483.7	544.1	75%
*Free cash flow (TTM) A	298.4	392.0	443.0	483.6	538.8	81%

Outlook ($ in millions)	Q2 2026E	FY2026E	A Refer to reconciliations at the end of this Letter.
Total net revenue	$1,295	$5,535
B Reconciling items between net income and non-GAAP Adjusted EBITDA consist of: stock-based compensation of approx. $80M for Q2 and $325M for 2026, depreciation and amortization of approx. $20M for Q2 and $70M for 2026, and other income of approx. $20M for Q2 and $80M for 2026.

Total gross profit	$580	$2,450
Net income	$90	$360
Adjusted EBITDA B	$170	$675
* Key Performance Metric (KPM)

Roku Q1 2026 Shareholder Letter

Platform
Platform revenue grew 28% YoY to $1.13 billion, with gross margin of 51.6%. The strong performance was driven by meaningful contributions from both Advertising and Subscriptions, demonstrating the increasing diversity of our monetization. The Roku Experience, which includes our Home Screen, content discovery features, and AI-powered recommendations, continues to be a powerful competitive advantage, driving engagement, advertising, and subscriptions across our platform.
Advertising
Advertising revenue grew 27% YoY to $613 million, with gross margin of 60.5%. In particular, video advertising growth on our platform outpaced both the U.S. OTT and digital ad markets1. We believe this outperformance reflects the growing recognition among advertisers that Roku’s unique combination of scale, first-party data, and innovative ad technology delivers measurable outcomes that help businesses grow.
As we grow advertising demand and expand our programmatic capabilities, we are increasing fill rate and the share of Roku video impressions purchased through programmatic channels. Ad spend through third-party programmatic partners increased more than 40% YoY, fueled by deepening integrations with major demand-side platforms (DSPs). For example, in March, we announced an expanded integration with DV360 (Google’s Display & Video 360 DSP), which enabled enhanced targeting and measurement through Google’s Confidential Publisher Match and Campaign Manager 360. This addition to our existing partnerships, including Amazon DSP, The Trade Desk, Yahoo, and FreeWheel, means advertisers can now access Roku’s premium ad inventory through virtually every major buying platform.
Roku Ads Manager, our self-service ad platform for performance and SMB2 advertisers, is another way we’re diversifying advertising demand and quickly adding net-new advertisers to our platform. The number of advertisers using Ads Manager in Q1 more than doubled YoY. Roku Ads Manager makes it simple to create, launch, and measure TV streaming campaigns. With generative AI reducing the cost and complexity of producing video creative, we see a significant long-term opportunity to target a meaningful share of the approximately $600 billion in annual SMB ad spend3.
Roku Ads Manager helps businesses drive impact. For example, Blu Dot, the modern home furniture designer, manufacturer, and retailer, drove results around its annual sale by leveraging the Roku Ads Manager Shopify Integration to track full-funnel attribution. Blu Dot was able to link CTV ad views directly to purchases made on mobile or desktop devices. It employed a tiered ad strategy to build awareness and urgency around the sale, engage viewers with interactive Action Ads, and convert high-intent site visitors. During an 11-week campaign, Blu Dot achieved an overall ROAS (return on ad spend) of over 2,000%.
We also continue to expand the advertising categories we serve with our high-visibility, high-margin ads that appear throughout the Roku Experience (RX). In Q1, ad spend from non-Media and Entertainment (M&E) brands reached nearly 30% of total RX advertising revenue, an all-time high, reflecting our strategy to diversify RX revenue beyond M&E partners. Marquee Ad Video (MAV) has been a key driver of that diversification. Positioned on our Home Screen, MAV offers broad reach and strong engagement and serves as a centerpiece of larger brand campaigns on our platform. Though MAV is still small as a portion of total Advertising, the number of advertisers deploying MAV doubled YoY and ad spend tripled YoY in Q1, both of which underscore the value our Home Screen delivers for advertisers.

1 SMI (Standard Media Index) data; OTT: over the top
2 SMB: Small and medium size businesses
3 2025 Small Business Advertising Trends Report By Intuit SMB MediaLabs

Roku Q1 2026 Shareholder Letter

Geico sponsorship leveraging Marquee Ad Video and Roku CityTM
Subscriptions
Our increased focus on Subscriptions drove strong results, with revenue growing 30% YoY to $519 million and gross margin of 41.1%. Excluding Frndly, Subscriptions revenue grew 23% YoY. Q1 was our highest quarter ever for Premium Subscription sign-ups.
We also continued to scale our owned and operated subscription services. We recently expanded the distribution of Howdy™, our premium, ad-free SVOD4 service for just $3/month, with launches as a subscription option on Prime Video and as a standalone mobile app for iOS and Android. We also launched Howdy on our platform in Mexico.

howdy
All
Movies
TV Series
Madea's Big Happy Family
2011 · PG-13 · 1h 46m
Heartfelt, fun, drama
Watch Movie
Continue Watching
See all
DIVERGENT
GODS OF EGYPT
RESUME EPISODE
RESUME EPISODE
My Shows
Continue Watching
See all
PADDINGTON
RESUME MOVIE
15m left
RESUME EPISODE
27m left
Add to Save List
THE BOONDOCK SAINTS II ALL SAINTS DAY
Boondock Saints II: All Saint's Day
Action
GET SMART
Get Smart
Comedy
Midnight in Paris
Midnight In Paris
Comedy
CHASING LIBERTY
Chasing Liberty
Romance

The Howdy mobile app brings on-the-go access to a curated library of fan favorites.
The success of Super Bowl LX and the Milan Cortina 2026 Olympic Winter Games on Roku underscored the power of our platform. Our ability to combine content discovery, seamless sign-up, and targeted advertising delivers outsized value for our streaming service partners, with more than half of Peacock sign-ups on the Roku platform in February originating from RX. We launched Apple TV and Peacock within Premium Subscriptions, in March and April, respectively. With Premium Subscriptions, viewers can access these services through The Roku Channel, enabling them to enjoy a broad variety of great entertainment in a single app. We see a large opportunity to continue growing Premium Subscriptions, as the experience provides ease and
4 SVOD: subscription video on demand

Roku Q1 2026 Shareholder Letter

value for both our viewers and our content partners. In the broader SVOD category, which includes Premium Subscriptions and direct-to-consumer app services, Roku was the fastest-growing distributor of third-party billed subscriptions5.
In April, we launched Peacock within Premium Subscriptions on The Roku Channel.
Devices
In April, we achieved a significant milestone: more than 100 million Streaming Households6 worldwide use a device powered by the Roku TV operating system (OS), a testament to the growing role Roku plays as streaming becomes the primary way people watch TV.
Devices revenue was $118 million, down 16% YoY, with gross margin of (16.3)%, driven primarily by lower player unit sales and promotional pricing. As a reminder, our Devices revenue is generated from the sale of our players and Roku-made TVs (designed, made, and sold by Roku). Devices revenue does not include Roku TV models made by our OEM7 licensing partners, which account for the largest portion of our overall unit volume. We remain well-positioned with a diversified portfolio of streaming players, TVs, and projectors. Roku-made TV unit sales grew YoY, powered by the continued ramp of Hiro Roku TVs at Target, successful relaunches at Best Buy, and strength on Amazon.
5 Source: Antenna Subscriber Estimates | US Only | March 2026, does not include indirect billing (Cable, Telco, etc.)
6 Streaming Households: The number of distinct user accounts that have streamed on our platform within the last 30 days
7 OEM: Original equipment manufacturer

Roku Q1 2026 Shareholder Letter

On the macro front, we are closely monitoring pricing pressure from tightening memory chip supply that is impacting the entire electronics industry. While we expect higher memory costs will weigh on Device margins in the second half of the year, the Roku TV OS requires significantly less dynamic memory (DRAM) and storage memory (Flash) than competing platforms. We believe this widening cost differential will drive more TV OEMs to partner with us. We are actively expanding and diversifying our OEM licensing agreements and expect new partnerships to begin contributing to Roku TV model unit volume in the second half of 2026.
Outlook
For Q2, we anticipate Platform revenue growing approximately 20% YoY and Devices revenue down high-single digits YoY. We expect this to result in Total net revenue of $1.3 billion, up nearly 17% YoY, with Total gross profit of $580 million and Adjusted EBITDA of $170 million.
For the full year, we are raising our outlook. We now expect Platform revenue to grow nearly 21% YoY to $5.0 billion, and Devices revenue of approximately $535 million, for Total net revenue of $5.5 billion. We anticipate Platform gross margin at the high end of our 51% to 52% range and Devices gross margin in the high (20)% range. Despite our expectation for elevated memory costs in the second half, our overall Devices investment across both gross profit and OpEx remains the same as our prior outlook. For OpEx, we continue to expect it to be more heavily weighted in the second half of the year due to the timing of distribution expenses, and we still anticipate mid-single-digit YoY growth for the full year. As a result, we expect Adjusted EBITDA of $675 million, representing margin improvement of approximately 330 basis points YoY.
We are executing against our monetization initiatives and remain well-positioned to drive sustained double-digit Platform growth and achieve $1 billion of Free Cash Flow by 2028, if not sooner.

Happy Streaming™!

Anthony Wood, Founder and CEO, and Dan Jedda, CFO and COO

Conference Call Webcast – April 30, 2026, at 2 p.m. PT
The Company will host a webcast of its conference call to discuss the Q1 2026 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on April 30, 2026. Participants may access the live webcast in listen-only mode on the Roku investor relations website at www.roku.com/investor. An archived webcast of the conference call will also be available at www.roku.com/investor after the call.
About Roku, Inc.
Roku pioneered streaming on TV. We connect users to the content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku-made TVs, Roku TV™ models, Roku streaming players, and TV-related audio devices are available in various countries around the world through direct retail sales and/or licensing arrangements with TV OEM brands. Roku Smart Home products are sold exclusively in the United States. Roku also operates The Roku Channel, the home of free and premium entertainment with exclusive access to Roku Originals, and the #2 app on our platform in the U.S. by streaming hours. The Roku Channel is available in the United States, Canada, Mexico, and the United Kingdom. Roku is headquartered in San Jose, Calif., U.S.A.
ROKU, ROKU TV, the Roku logo, ROKU CITY, HIRO, HOWDY, FRNDLY TV, “HAPPY STREAMING” and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku or its affiliates. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Kelli Raftery kraftery@roku.com

Roku Q1 2026 Shareholder Letter

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and Free Cash Flow (FCF). In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation excludes total other income, net, stock-based compensation expense, depreciation and amortization, restructuring charges, and income tax (benefit) expense from the net income (loss) of the period, and the FCF reconciliation excludes capital expenditures and effects of exchange rates from the cash flow from operations of the period, in each case where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.
Forward-Looking Statements
This shareholder letter contains “forward-looking” statements within the meaning of the federal securities laws. Statements contained herein that are not historical facts are considered forward-looking statements and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “may,” “opportunity,” "plan,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Such forward-looking statements are based on our current beliefs, assumptions and information available to us and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These statements include those related to the continued competitive advantage of the Roku Experience; our ability to capture a meaningful share of small and medium-size business ad spend; our expansion of advertising categories in the Roku Experience; growth of our scale; our expectations regarding increased Premium Subscriptions; our ability to grow Devices revenue; our expectations regarding the growth in Roku TV model unit volume in the second half of 2026; our expectations relating to partnerships with TV OEMs; the effects of pricing pressure from tightening memory supply and higher memory costs on our Devices revenue; our financial outlook for the second quarter of 2026 and full year 2026 and our qualitative color on our business in 2026 and beyond; our continued focus on our monetization initiatives; and our ability to drive Platform growth and achieve $1 billion of free cash flow by 2028; and our overall business trajectory. Important risks and factors related to such statements are contained in the reports we have filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Except as required by law, we assume no obligation to update these forward-looking statements as the result of new information, future events or otherwise.

Roku Q1 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	3/31/2026	3/31/2025
Net revenue:
Platform:
Advertising	$612,705	$482,823
Subscriptions	518,525	397,994
Total Platform	1,131,230	880,817
Devices	117,649	139,855
Total net revenue	1,248,879	1,020,672
Cost of revenue:
Platform(1):
Advertising	241,736	212,424
Subscriptions	305,409	204,082
Total Platform	547,145	416,506
Devices(1)	136,798	159,121
Total cost of revenue	683,943	575,627
Gross profit (loss):
Platform:
Advertising	370,969	270,399
Subscriptions	213,116	193,912
Total Platform	584,085	464,311
Devices	(19,149)	(19,266)
Total gross profit	564,936	445,045
Operating expenses:
Research and development (1)	189,492	184,579
Sales and marketing (1)	221,221	223,693
General and administrative (1)	102,451	94,503
Total operating expenses	513,164	502,775
Income (loss) from operations	51,772	(57,730)
Other income, net:
Interest expense	(624)	(433)
Other income, net	37,497	17,649
Total other income, net	36,873	17,216
Income (loss) before income taxes	88,645	(40,514)
Income tax expense (benefit)	2,945	(13,083)
Net income (loss)	$85,700	$(27,431)

Net income (loss) per share — basic	$0.58	$(0.19)
Net income (loss) per share — diluted	$0.57	$(0.19)

Weighted-average common shares outstanding — basic	147,510	146,197
Weighted-average common shares outstanding — diluted	151,024	146,197

Roku Q1 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS, CONTINUED
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	3/31/2026	3/31/2025
(1) Stock-based compensation was allocated as follows:
Cost of revenue, platform	$194	$384
Cost of revenue, devices	—	70
Research and development	29,495	35,858
Sales and marketing	27,384	34,786
General and administrative	21,609	24,396
Total stock-based compensation	$78,682	$95,494

Roku Q1 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(unaudited)

	As of
	3/31/2026	12/31/2025
Assets
Current assets:
Cash and cash equivalents	$1,649,877	$1,587,068
Short-term investments	730,342	730,213
Accounts receivable, net of allowances of $57,152 and $80,448 as of March 31, 2026, and December 31, 2025, respectively	752,586	879,871
Inventories	101,289	114,642
Prepaid expenses and other current assets	136,532	89,716
Total current assets	3,370,626	3,401,510
Property and equipment, net	162,257	173,577
Operating lease right-of-use assets	243,701	260,341
Content assets, net	161,904	167,908
Intangible assets, net	46,202	50,207
Goodwill	309,406	309,406
Other non-current assets	58,538	70,534
Total Assets	$4,352,634	$4,433,483
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$123,093	$158,640
Accrued liabilities	911,199	957,983
Deferred revenue, current portion	123,938	120,912
Total current liabilities	1,158,230	1,237,535
Deferred revenue, non-current portion	27,057	28,848
Operating lease liability, non-current portion	412,705	435,899
Other long-term liabilities	83,578	73,256
Total Liabilities	1,681,570	1,775,538
Stockholders’ Equity:
Common stock, $0.0001 par value	15	15
Additional paid-in capital	4,174,436	4,145,485
Accumulated other comprehensive income (loss)	(493)	1,039
Accumulated deficit	(1,502,894)	(1,488,594)
Total stockholders’ equity	2,671,064	2,657,945
Total Liabilities and Stockholders’ Equity	$4,352,634	$4,433,483

Roku Q1 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	3/31/2026	3/31/2025
Cash flows from operating activities:
Net income (loss)	$85,700	$(27,431)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,928	15,192
Stock-based compensation expense	78,682	95,494
Amortization of right-of-use assets	12,343	11,575
Amortization and write-off of content assets	45,747	48,044
Foreign currency remeasurement (gains) losses	(385)	243
Change in fair value of strategic investment in convertible promissory notes	—	6,284
Impairment of assets	4,920	2,870
Provision for credit losses	71	1,285
Other items, net	(1,913)	(425)
Changes in operating assets and liabilities:
Accounts receivable	126,890	161,122
Inventories	13,353	22,974
Prepaid expenses and other current assets	(44,074)	(12,381)
Content assets and liabilities, net	(47,856)	(43,113)
Other non-current assets	4,620	2,790
Accounts payable	(35,029)	(79,459)
Accrued liabilities	(41,340)	(57,984)
Operating lease liabilities	(21,728)	(18,783)
Other long-term liabilities	(24)	242
Deferred revenue	1,235	10,193
Net cash provided by operating activities	199,140	138,732
Cash flows from investing activities:
Purchases of property and equipment	(3,134)	(1,931)
Sale (purchase) of strategic investment	18,399	(7,000)
Purchases of short-term investments	(350,000)	—
Sales and maturities of short-term investments	350,000	—
Net cash provided by (used in) investing activities	15,265	(8,931)
Cash flows from financing activities:
Proceeds from equity issued under incentive plans	1,789	2,436
Taxes paid related to net share settlement of equity awards	(51,520)	(38,508)
Repurchases of common stock	(100,000)	—
Net cash used in financing activities	(149,731)	(36,072)
Net increase in cash, cash equivalents and restricted cash	64,674	93,729
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,865)	2,188
Cash, cash equivalents and restricted cash — beginning of period	1,587,068	2,160,639
Cash, cash equivalents and restricted cash — end of period	$1,649,877	$2,256,556

Roku Q1 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
(in thousands)
(unaudited)

	Three Months Ended
	3/31/2026	3/31/2025
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	$1,649,877	$2,256,153
Restricted cash, current	—	403
Cash, cash equivalents and restricted cash — end of period	$1,649,877	$2,256,556
Supplemental disclosures of cash flow information:
Cash paid for interest	$518	$28
Cash paid for (refunded from) income taxes, net	$(1,037)	$2,162
Supplemental disclosures of non-cash investing and financing activities:
Unpaid portion of property and equipment purchases	$381	$36

Roku Q1 2026 Shareholder Letter

NON-GAAP INFORMATION
(in thousands)
(unaudited)

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended
	3/31/2026	3/31/2025
Net income (loss)	$85,700	$(27,431)
Total other income, net	(36,873)	(17,216)
Stock-based compensation	78,682	95,494
Depreciation and amortization	17,928	15,192
Restructuring charges	—	3,064
Income tax expense (benefit)	2,945	(13,083)
Adjusted EBITDA	$148,382	$56,020

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (TTM):

	Q1 25	Q2 25	Q3 25	Q4 25	Q1 26
Net cash provided by operating activities	$310,094	$396,421	$455,360	$483,718	$544,126
Less: Purchases of property and equipment	(6,320)	(6,567)	(6,647)	(5,280)	(6,483)
Add/(Less): Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5,328)	2,133	(5,706)	5,179	1,126
Free cash flow (TTM)	$298,446	$391,987	$443,007	$483,617	$538,769

Roku Q1 2026 Shareholder Letter